Lord Abbett Series Fund, Inc.

Dated as of May 1, 2010

Addendum to Management Agreement

Between Lord Abbett Series Fund, Inc.

and Lord, Abbett & Co. LLC

Dated December 1, 1989 (the “Agreement”)

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Series Fund, Inc. (the “Fund”) on behalf of the following class of the Fund:

Developing Growth Portfolio (the “Portfolio”)

do hereby agree that the annual management fee rate for the Portfolio with respect to paragraph 2 of the Agreement shall be as follows:

0.75% of the first $100 million of the Portfolio’s average daily net assets; and

0.50% of such assets over $100 million.

For purposes of Section 15(a) of the Investment Company Act of 1940, as amended, this Addendum, together with the Agreement and addenda thereto insofar as they have not been superseded, shall together constitute the investment advisory contract of the Fund.

LORD, ABBETT & CO. LLC

BY:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel

LORD ABBETT SERIES FUND, INC.
(on behalf of the Developing Growth Portfolio)

BY:	/s/ Thomas R. Phillips
Thomas R. Phillips
Vice President and Assistant Secretary